Exhibit 99.5
THIS WRITTEN CONSENT IS NOT A SOLICITATION AND NO OTHER STOCKHOLDER OF THE CORPORATION OTHER THAN THE PARTIES EXECUTING THIS WRITTEN CONSENT OR PERSONS PREVIOUSLY CONTACTED BY MOHAMMED LOUBANI IS PERMITTED TO JOIN THIS WRITTEN CONSENT.
WRITTEN CONSENT
OF THE
STOCKHOLDERS
OF
HAMPSHIRE GROUP, LIMITED
IN LIEU OF A SPECIAL
MEETING OF THE STOCKHOLDERS
     Pursuant to Article II, Section 9 of the By-laws of Hampshire Group, Limited (the “Corporation”), the undersigned, being the holders of a majority of the outstanding voting stock of the Corporation, hereby consent to the adoption of, and do adopt, the following resolutions:
     RESOLVED, that each member of the board of directors of the Corporation other than Peter H. Woodward and Richard A. Mandell is hereby removed.
     RESOLVED, that effective immediately after the removal of directors pursuant to the foregoing resolution, the following persons are elected as directors of the Corporation to fill vacancies on the board of directors, each such person to hold office until his successor is elected or until his earlier death, resignation or removal:
Peter W. Woodworth
Mohammed Loubani
Ronald Campo
Gary Rada
     This Written Consent is effective as of the date delivered and may be executed by the parties in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same Written Consent.
     The actions taken by this Written Consent shall have the same force and effect as if taken by the undersigned at a special meeting of the stockholders duly called and constituted pursuant to the By-laws of the Corporation and the General Corporation Law of the State of Delaware.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the undersigned has executed this Written Consent on the ___ day of                     , 2009.

By:
Name:
Title: